Exhibit 99.1

DESCA agrees to acquire Transistemas; Resulting organization to reach from the Rio Grande to La Patagonia, leveraging skills and expertise of both companies

MIAMI, Fla.- April 8, 2008 - DESCA, a leading Latin American provider of network solutions and system integration services, today announced that it has entered into a binding letter of intent to purchase 100 percent of Transistemas, an Argentine network solution provider and system integrator, subject to completion of documents and satisfaction of closing conditions. The acquisition will extend DESCA’s direct presence in Latin America from Mexico to Argentina, and enables the company to deliver consistent, leading-edge services across regions for its multi-national customers. For Transistemas, the move will help assure service continuity for existing customers and provide employees with new opportunities for continued growth.

“We are delighted that DESCA will operate Transistemas.” said Jimmy Wray, chairman of Transistemas. “DESCA’s extensive regional customer base, its ability to leverage high sales volumes, and its demonstrated technology expertise will enable us to continue meeting our customers’ high expectations. At the same time, we can assure our team of highly talented professionals that they will continue to work with Transistemas customers while enjoying expanded opportunities for professional growth.”

The acquisition will make DESCA the largest networking solutions provider in Latin America and the Caribbean, with more than 700 employees and direct presence in more than 11 countries. Currently DESCA serves customers from locations in Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Panama, Trinidad & Tobago, and Venezuela. DESCA’s employees are among the most skilled and experienced resources in Latin America, with extensive certifications in data and application networking, voice, security, and other technologies, and they support numerous mission-critical customer solutions. The company takes a holistic approach to delivering standards-based business solutions, helping customers prepare, plan, design, implement, operate, and optimize their technology investments to implement best practices and maximize business benefits.

“We are pleased to add the Transistemas team to our organization,” said Jorge Alvarado, president and chief executive officer of DESCA. “This is an important milestone for DESCA as we continue to build the most professional network and system integration services organization in Latin America and the Caribbean Region. With major presence in Argentina, we plan to expand operations to Bolivia, Chile, Paraguay, Peru, and Uruguay over the next 18 months.”

Transistemas has over 25 years of experience in delivering expert professional services and world-class business solutions to its customers in Argentina. With more than 100 professionals certified by leading technology vendors, including Cisco, Oracle, Sun Microsystems, and VM Ware, Transistemas has built a nationwide base of loyal customers across almost every industry.

About DESCA

DESCA is the leading provider of network infrastructure and system integration products and services in Latin America and the Caribbean. The company delivers world-class business information and telecommunications solutions to customers in Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Panama, Trinidad & Tobago, Venezuela, and Argentina. The company is majority-owned by eLandia International companies and headquartered in Miami, Florida. For more information, please visit www.desca.com.

CONTACT:

Javier Rodriguez, eLandia International

Tel: +1 305 987 4613

e-mail: jrodriguez@desca.com

Vivian Pineda, DESCA

Tel: +1 305 415 8869

e-mail: vpineda@desca.com

WWW: http://www.desca.com